                                                                  Exhibit 2.34

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           CUMULUS BROADCASTING, INC.,

                                       AND

                          CUMULUS LICENSING CORPORATION

                                       AND

                           CAROLINA BROADCASTING, INC.

                                       AND

                             GEORGETOWN RADIO, INC.

                                October 29, 1997


                                        1
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                                TABLE OF CONTENTS
                                                                          Page

      1.  Basic Transaction..................................................1
            (a)  Purchase and Sale of Assets.................................1
            (b)  Assumption of Liabilities...................................1
            (c)  Purchase Price..............................................1
            (d)  The Closing.................................................2
            (e)  Deliveries at the Closing...................................2
            (f)  Postclosing Agreement.......................................3
            (g)  Allocation..................................................3

      2.  Representations and Warranties of the Sellers......................3
            (a)  Organization of the Sellers.................................3
            (b)  Authorization of Transaction................................3
            (c)  Non-contravention...........................................3
            (d)  Title to Acquired Assets....................................4
            (e)  Financial Statements........................................4
            (f)  Events Subsequent to June 30, 1997..........................4
            (g)  Tax Matters.................................................6
            (h)  Tangible Assets.............................................7
            (i)  Real Property...............................................7
            (j)  Intellectual Property.......................................8
            (k)  Contracts..................................................10
            (l)  Commission Licenses and Compliance with
                  Commission Requirements...................................12
            (m)  Insurance..................................................13
            (n)  Litigation.................................................13
            (o)  Employees..................................................14
            (p)  Employee Benefits..........................................14
            (q)  Environment, Health, and Safety............................15
            (r)  Legal Compliance...........................................16
            (s)  Advertising Contracts......................................17
            (t)  Brokers' Fees..............................................17
            (u)  Undisclosed Commitments or Liabilities.....................17
            (v)  Disclosure.................................................17

      3.  Representations and Warranties of the Buyer.......................17
            (a)  Organization of the Buyers.................................17
            (b)  Authorization of Transaction...............................17
            (c)  Non-contravention..........................................17
            (d)  Brokers' Fees..............................................18

      4.  Pre-Closing Covenants.............................................18
            (a)  General....................................................18
            (b)  Assignment Applications....................................18
            (c)  Employment Offers..........................................19
            (d)  Notices and Consents.......................................19
            (e)  Operation of Business......................................19
            (f)  Advertising Obligations....................................19
            (g)  Operating Statements.......................................19
            (h)  Contracts..................................................19
            (i)  Operation of Stations......................................20
            (j)  Credit and Receivables.....................................20
            (k)  Preservation of Business...................................20
            (l)  Full Access and Consultation...............................20
            (m)  Notice of Developments.....................................20
            (n)  Exclusivity................................................21
            (o)  Title Insurance, Surveys and Environmental Assessments.....21
            (p)  Control of Stations........................................22
            (q)  Risk of Loss...............................................22


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                                    EXHIBITS

Exhibit A--Form of Earnest Money Escrow Agreement
Exhibit B--Forms of Assignments
Exhibit C--Form of Assumption
Exhibit D--Form of Postclosing Agreement
Exhibit E--Allocation Schedule
Exhibit F--Form of Opinion of Counsel to the Sellers
Exhibit G--Assumed Contracts

                                    SCHEDULES

      Description of Schedule                                      Section
      -----------------------                                      -------

Organization of the Seller                                           2(a)
Exceptions to Title to Acquired Assets                               2(d)
Financial Statements                                                 2(e)
Events Subsequent to June 30, 1997                                   2(f)
Tangible Assets                                                      2(h)
Real Property                                                        2(i)
Intellectual Property                                                2(j)
Contracts                                                            2(k)
Commission Licenses and Compliance with Commission Requirements      2(l)
Insurance                                                            2(m)
Litigation                                                           2(n)
Employees                                                            2(o)
Employee Benefits                                                    2(p)
Environmental, Health and Safety                                     2(q)
Advertising Contracts                                                2(s)


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

                            ASSET PURCHASE AGREEMENT

      This Agreement ("Agreement") is entered into as of October 29, 1997, by and between Cumulus Broadcasting, Inc., a Nevada corporation ("Broadcasting"), Cumulus Licensing Corporation, a Nevada corporation ("Licensing"), and Carolina Broadcasting, Inc., a Maryland corporation ("CBI") and Georgetown Radio, Inc., a Maryland corporation ("GRI"). (CBI and GRI are referred to collectively herein as the "Sellers.") Broadcasting and Licensing are referred to collectively herein as the "Buyers." The Buyers and the Sellers are referred to collectively herein as the "Parties." Capitalized terms used in this Agreement are defined in
Section 8 hereof.

      Subject to the terms and conditions of this Agreement, the Buyers hereby agree to purchase substantially all of the assets (and assume certain of the liabilities) of the Sellers that are used or useful in the operation of radio stations WJXY-AM and WJXY-FM, licensed to Conway, South Carolina, of which CBI is licensee, and WXJY-FM, licensed to Georgetown, South Carolina of which GRI is licensee (the "Stations") in return for cash.

      Now, therefore, in consideration of the above premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

      1. Basic Transaction.

      (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, Licensing agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to Licensing, all of the FCC Licenses listed in Section 2(l) of the Disclosure Schedule. In addition, Broadcasting agrees to purchase from the Sellers, and the Sellers agree to sell, transfer, convey, and deliver to Broadcasting, all of the Acquired Assets other than the FCC Licenses. Both such sales shall take place at the Closing for the consideration specified below in this Section 1.

      (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Broadcasting agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyers will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Sellers not included within the definition of Assumed Liabilities and the Sellers agree to pay and discharge all Liabilities and obligations of the Sellers other than the Assumed Liabilities.

      (c) Purchase Price. The Buyers agree to pay to the Sellers, as consideration for the Acquired Assets, the amount of Two Million Three Hundred Thousand Dollars ($2,300,000) (the "Purchase Price"). The Purchase Price shall be payable as follows:

            (i) on the date of this Agreement, the Buyers will deposit with the Escrow Agent the amount of One Hundred Fifteen Thousand Dollars ($115,000.00) (the "Earnest Money Deposit") by wire transfer or delivery of either (A) a letter of credit drawn on NationsBank of Texas, N.A. naming Escrow Agent as beneficiary ("Letter of Credit"), or
      (B) other immediately available funds; and

            (ii) on the Closing Date, the Buyers shall pay to the Sellers the amount of Two Million One Hundred Thirty Five Thousand Dollars ($2,135,000.00), less any interest earned on the Earnest Money Deposit if the Earnest Money Deposit is in a form other than the Letter of Credit; and

            (iii) on the Closing Date, the Buyer shall pay to the Sellers, on behalf of all parties to the Postclosing Agreement, the amount of Fifty Thousand Dollars ($50,000.00).

The Earnest Money Deposit referenced in this Section 1(c) shall be placed in escrow with the Escrow Agent pursuant to an escrow agreement in the form attached hereto as Exhibit A (the "Earnest Money Escrow Agreement"), and if in a form other than the Letter of Credit shall be deposited by the Escrow Agent with a federally insured financial institution in an interest bearing account. Interest earned on the Earnest Money Deposit, if any, shall accrue to the benefit of Buyers, and, together with the principal amount of the Earnest Money Deposit, shall be payable to the Sellers and credited against the Purchase Price on the Closing Date. If this Agreement is terminated without Closing of the transaction contemplated herein, the Earnest Money Deposit and all accrued interest, if any, shall be paid to the Buyers or the Sellers as provided in the Earnest Money Escrow Agreement.

      (d) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Stations in Conway, South Carolina, commencing at 9:00 a.m. local time on the date set by the Buyers not earlier than the fifth business day or later than the tenth business day after the FCC approval of the Assignment Application becomes a Final Order, by which date all other conditions to the obligations of the Parties to consummate the transactions contemplated hereby will have been satisfied or such other date as the Parties may mutually determine (the "Closing Date").

      (e) Deliveries at the Closing. At the Closing, (i) the Sellers will deliver to the Buyers the various certificates, instruments, and documents referred to in Section 5(a) below; (ii) the Buyers will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 5(b) below; (iii) the Sellers will execute, acknowledge (if appropriate), and deliver to the Buyers (A) assignments (including Lease and other Assumed Contract assignments and Intellectual Property transfer documents), bills of sale and warranty deeds in the forms attached hereto as Exhibits B-1 through B-2, (B) such affidavits, transfer tax returns, memorandums of lease, and other additional documents as may be required by the terms of the title insurance commitments described in Section 4(o) hereof, as necessary to furnish title insurance as required by such section or as may be necessary to convey title to the Real Estate to the Buyers in the condition required herein or provided public notice of existence of the Leases, and (C) such other instruments of sale, transfer, conveyance, and assignment as the Buyers and their counsel reasonably may request; (iv) the Buyers will execute, acknowledge (if appropriate), and deliver to the Sellers (A) an assumption in the form attached hereto as Exhibit C and (B) such other


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instruments of assumption as the Sellers and their counsel reasonably may request; and (v) the Buyers will deliver to the Sellers the consideration specified in Section 1(c) above.

      (f) Postclosing Agreement. On the Closing Date, the Sellers shall execute, and shall cause shareholders Eugene Sobel, Joseph Wolinsky and Stan Karas to execute, a Postclosing Agreement with Broadcasting including covenants not to compete with the Buyers in the markets served by the Stations and agreements to indemnify the Buyers in the form of Exhibit D attached hereto. A portion of the Purchase Price equal to Fifty Thousand Dollars ($50,000.00) shall be paid to the Sellers by the Buyers on the Closing Date as consideration for the agreements set forth in the Postclosing Agreement.

      (g) Allocation. The Parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit E.

      2. Representations and Warranties of the Sellers. The Sellers jointly and severally represent and warrant to the Buyers that the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as set forth in the lettered and numbered paragraphs contained in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") corresponding to the lettered and numbered sections of this Section 2.

      (a) Organization of the Sellers. CBI and GRI are each a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of Maryland. Neither CBI nor GRI has any subsidiaries. Each Seller has the power and authority to own or lease its properties and to carry on all business activities now conducted by it. All of the shareholders of CBI and GRI are listed in Section 2(a) of the Disclosure Schedule.

      (b) Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and all agreements and instruments to be executed and delivered by such Party pursuant to this Agreement (collectively, the "Ancillary Agreements") and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of each CBI and GRI have duly authorized the execution, delivery, and performance of this Agreement and the Ancillary Agreements by each Seller. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Sellers, enforceable in accordance with their respective terms and conditions.

      (c) Non-contravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Sellers are


                                     -3-
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subject or any provision of the charter or bylaws of either Seller; or (ii)
conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other agreement, arrangement to which either Seller is a party or by which either Seller is bound or to which any of the assets of either Seller is subject (or result in the imposition of any Security Interest upon any of the assets of either Seller). Other than with respect to the Assignment Application described in Section 4(b) the Sellers does not need to give any notice to, make any filing with, or obtain any Licenses, consent, or approval of any court or government or governmental agency in order for the Parties to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (d) Title to Acquired Assets. Other than the Security Interests set forth on Section 2(d) of the Disclosure Schedule (which shall be released at or before the Closing) the Sellers have good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

      (e) Financial Statements. Included in Section 2(e) of the Disclosure Schedule are: (i) all of the balance sheets, financial statements and income tax returns for the fiscal years ending December 31, 1993, December 31, 1994, and December 31, 1995 that were prepared by predecessor licensees of the Stations and received by the Sellers in connection with the Sellers' acquisitions of the Stations; (ii) all of the balance sheets, financial statements and income tax returns covering any portion of 1996 that were prepared by predecessor licensees of the Stations and received by the Sellers in connection with the Sellers' acquisitions of the Stations; and (iii) balance sheets and statements of income prepared by the Sellers covering portions of 1996 and 1997 through August 31, 1997 ("Financial Statements"). The Financial Statements prepared by the Sellers for portions of 1996 and 1997 (A) have been prepared on a cash basis, consistently applied throughout the periods covered thereby, (B) are correct and complete, and (C) fairly represent the financial condition of the Sellers on the dates and the results of the operations for the periods designated therein and are consistent with the books and records of the Sellers (which books and records are correct and complete). To the Knowledge of the Sellers, the Financial Statements prepared by predecessor licensees of the Stations and received by the Sellers in connection with the Sellers' acquisitions of the Stations are correct and complete except as may be disclosed in Section 2(e) of the Disclosure Schedules. At the end of the fiscal year 1997, the Sellers will prepare Financial Statements on an accrual basis and will provide such statement to the Buyers.

      (f) Events Subsequent to June 30, 1997. Since June 30, 1997, except as set forth in Section 2(f) of the Disclosure Schedule, and with respect to the operation of the Stations since that date:


                                      -4-
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            (i) neither Seller has sold, leased, transferred, or assigned any of its material assets, tangible or intangible;

            (ii) other than this Agreement, neither Seller has not entered into any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) outside the Ordinary Course of Business;

            (iii) no party has accelerated, terminated, modified, or canceled any agreement, contract, lease, sublease, license, or sublicense (or series of related agreements, contracts, leases, subleases, licenses, and sublicenses) involving more than $5,000 to which either Seller is a party or by which either Seller or any of the assets of either Seller are bound;

            (iv) no Security Interest has been imposed upon any of Sellers' assets, tangible or intangible;

            (v) neither Seller has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

            (vi) neither Seller has made any capital investment in, any loan to, or any acquisition of the securities or assets of any other person (or series of related capital investments, loans, and acquisitions);

            (vii) neither Seller has created, incurred, assumed, or guaranteed any indebtedness (including capitalized lease obligations) outside the Ordinary Course of Business;

            (viii) neither Seller has delayed or postponed (beyond its normal practice in the Ordinary Course of Business) the payment of accounts payable and other Liabilities;

            (ix) neither Seller has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

            (x) neither Seller has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

            (xi) neither Seller has experienced any damage, destruction, or loss (whether or not covered by insurance) to any of its property or any action adversely affecting the FCC Licenses or experienced any period of more than 48 hours when the Stations were not broadcasting at full signal strength;

            (xii) neither Seller has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees giving rise to any claim or right on its part against the person or on the part of the person against it;


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

            (xiii) neither Seller has entered into any employment contract, consulting contract or severance agreement or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

            (xiv) neither Seller has granted any increase (outside routine salary and wage increases in the Ordinary Course of Business) in the rate of compensation, commissions, bonus or other remuneration payable, or granted any severance or termination pay to, any of its directors, officers, and employees;

            (xv) neither Seller has adopted any (A) bonus, (B) profit-sharing,
      (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or (H) other plan, contract, or commitment for any of its directors, officers, and employees, or modified or terminated any existing such plan, contract, or commitment;

            (xvi) neither Seller has made any other change in employment terms for any of its directors, officers, and employees;

            (xvii) neither Seller has made or pledged to make any charitable or other capital contribution;

            (xviii) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving either Seller;

            (xix) neither Seller has altered its credit and collection policies or its accounting policies;

            (xx) neither Seller has materially altered the programming, format or call letters of the Stations, or its promotional and marketing activities;

            (xxi) neither Seller has applied to the FCC for any modification of the FCC Licenses or failed to take any action necessary to preserve the FCC Licenses, no proceeding has been issued before the FCC which could, if adversely determined, affect the FCC Licenses each Seller and has operated the Stations in compliance therewith and with all FCC rules and regulations;

            (xxii) there has been no other occurrence or non-occurrence the result of which has caused or would be reasonably likely to cause significant damage to the financial condition, operations or prospects of the Stations or Acquired Assets including, but not limited to a drop of more than ten percent (10%) in broadcast signal strength; and

            (xxiii) neither Seller has committed to any of the foregoing.


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      (g) Tax Matters. The Sellers have timely and properly filed all Tax
Returns that they were required to file with respect to the Sellers' operations. All such Tax Returns were correct and complete in all respects and properly reflect the tax liability of the Sellers. The Sellers have not requested any extension of time within which to file returns in respect of any Taxes with respect to the Sellers' operations. No Tax deficiencies have been proposed or assessed against either of the Sellers. There are no pending, or to the Sellers' Knowledge, threatened audits, investigations, or claims for or relating to any liability in respect of Taxes with respect to the Sellers' operations. All Taxes owed by the Sellers with respect to their operations (whether or not shown on any Tax Return) have been paid. The Sellers have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. No claim has ever been made by any authority in any jurisdiction where the Sellers do not file Tax Returns that either Seller is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Sellers that arose in connection with any failure (or alleged failure) to pay any Tax.

      (h) Tangible Assets. Section 2(h) of the Disclosure Schedule sets forth a listing of all transmitter and Station equipment, vehicles and other tangible personal property used in conducting the operation and business of the Stations. The Sellers own or lease all tangible assets necessary for the conduct of the operation and business of the Stations as presently conducted and as presently proposed to be conducted and all leased assets are specifically identified as such in Section 2(h) of the Disclosure Schedule. Except as listed in Section 2(h) of the Disclosure Schedule, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. Except as listed in Section 2(h) of the Disclosure Schedule, no such tangible asset is in need of replacement. Any leased personal property included within the tangible personal property is in the condition required of such property by the terms of the lease applicable thereto during the term of the lease and upon the expiration thereof. All of the equipment utilized in the operation of the Stations is in compliance with all FCC and FAA requirements and is sufficient to satisfy the intended needs of the normal customary operations of the Stations at all times of the year and all such equipment is in compliance with all applicable laws.

      (i) Real Property. Section 2(i) of the Disclosure Schedule lists and describes briefly all Owned Real Estate and real property leased to the Sellers (including, without limitation, complete legal descriptions for all of the Real Estate). The Sellers have delivered to the Buyers correct and complete copies of the Leases. With respect to the Real Estate:

            (i) the Sellers have good and marketable title to all of the Owned Real Estate free and clear of all liens, charges, mortgages, security interests, easements, restrictions or other encumbrances of any nature whatsoever except (A) real estate taxes for the year of Closing and municipal and zoning ordinances and recorded utility easements which do not impair the current use, occupancy or value or the marketability of title of the property and which are disclosed in Section 2(i) of the Disclosure Schedule (collectively, the

      "Permitted Real Estate Encumbrances") and (B) mortgages and Security Interests that are to be discharged at Closing and which are disclosed in
      Section 2(i) of the Disclosure Schedule.

            (ii) the Leases are and, following the Closing will continue to be, legal, valid, binding, enforceable, and in full force and effect;

            (iii) no party to any Lease is in breach or default (or has repudiated any provision thereof), and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder or permit termination, modification, or acceleration thereunder;

            (iv) there are no disputes, oral agreements, or forbearance programs in effect as to any Lease;

            (v) none of the Owned Real Estate and to the Sellers' Knowledge, none of the properties subject to the Leases are subject to any lease (other than Leases), option to purchase or rights of first refusal;

            (vi) except for Permitted Real Estate Encumbrances, there are no (A) actual or, to the Sellers' Knowledge, proposed special assessments with respect to any of the Real Estate; (B) pending or, to the Sellers' Knowledge, threatened condemnation proceedings with respect to any of the Real Estate; (C) pending or, to the Sellers' Knowledge, threatened litigation or administrative actions with respect to any of the Real Estate; (D) mechanic's or materialmens' liens with respect to the Owned Real Estate; (E) structural or mechanical defects in any of the buildings or improvements located in the Real Estate; (F) planned or commenced improvements which will result in an assessment or otherwise affect the Real Estate; (G) governmental agency or court orders requiring the repair, alteration or correction of any existing condition with respect to the Real Estate or any portion thereof; or (H) any pending or, to the Sellers' Knowledge, threatened changed in any zoning laws or ordinances which may affect any of the Real Estate or Sellers' use thereof;

            (vii) all buildings and improvements on the Real Estate are in good operating condition and repair, normal wear and tear excepted;

            (viii) the Sellers have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or its rights thereunder;

            (ix) to the Sellers' Knowledge, all facilities on the Real Estate have received all approvals of governmental authorities (including licenses, permits and zoning approvals) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

            (x) all facilities on the Real Estate are supplied with utilities and other services necessary for the operation of said facilities.

      (j) Intellectual Property. The Sellers own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for or currently used in the operation of the business of the Sellers as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Sellers immediately prior to the Closing hereunder will be owned or available for use by the Buyers on identical terms and conditions immediately subsequent to the Closing hereunder. It is specifically acknowledged that the unregistered servicemark "Cruisin' Country" and logos using "Cruisin' Country" as depicted in Section 2(j) of the Disclosure Schedule, are among the Retained Assets. Sellers, however, at Closing will execute a licensing agreement, in a form reasonably satisfactory to the Parties, under which the Buyers shall have the right to continue using the "Cruisin' Country" servicemark and logos in connection with the operation and promotion of the Stations, but will not be authorized to use those items of Intellectual Property in connection with the operation or promotion of any other broadcast station that the Buyers own now or in the future. The Sellers have taken all necessary or desirable action to protect each item of Intellectual Property that each Seller owns or uses. With respect to such Intellectual
Property:

            (i) The Sellers have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and the Sellers have never received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation, or violation. To the Knowledge of the Sellers, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Sellers.

            (ii) Section 2(j) of the Disclosure Schedule identifies each patent, trademark or copyright registration which has been issued to the Sellers with respect to any of its Intellectual Property and the call letters (current and past) of the Stations, identifies each pending patent, trademark or copyright application for registration which the Sellers have made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Sellers have granted to any third party with respect to any of the Sellers' Intellectual Property (together with any exceptions). The Sellers have delivered to the Buyers correct and complete copies of all such patents, trademarks or copyright registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyers correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each item of Intellectual Property that the Sellers own:

                  (A) the Sellers possess all right, title, and interest in and to the item and all registrations and applications are in full force and effect;

                  (B) the item is not subject to any outstanding judgment,
            order, decree, stipulation, injunction, or charge;

                  (C) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                  (D) the Sellers have not ever agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

            (iii) Section 2(j) of the Disclosure Schedule also identifies each item of Intellectual Property that any third party owns and that the Sellers use pursuant to license, sublicense, agreement, or permission including, but not limited to the call letters of the Stations. The Sellers have supplied the Buyers with correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each such item of used Intellectual Property:

                  (A) the license, sublicense, agreement, or permission covering the item is, and following the Closing will continue to be on identical terms, legal, valid, binding, enforceable, and in full force and effect;

                  (B) no party to the license, sublicense, agreement, or
            permission is in breach or default (or has repudiated any provision thereof), and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                  (C) with respect to each sublicense, the representations and warranties set forth in subsections (A) and (B) above are true and correct with respect to the underlying license;

                  (D) the underlying item of Intellectual Property is not
            subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

                  (E) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending, or, to the Knowledge of the Sellers, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property;

                  (F) the Sellers have not agreed to indemnify any person or entity for or against any interference, infringement, misappropriation, or other conflict with respect to the underlying item of Intellectual Property; and

                  (G) the Sellers have not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

            (iv) The Sellers have no Knowledge of any new products, inventions, procedures, or methods of processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Sellers.

      (k) Contracts. Section 2(k) of the Disclosure Schedule lists the following contracts, agreements, and other written arrangements (other than Advertising Contracts which are listed in Section 2(s) of the Disclosure Schedule) to which the Sellers are a party:

            (i) any written arrangement (or group of related written arrangements) for the lease of personal property from or to third parties providing for lease payments in excess of $1,000 per year;

            (ii) any written arrangement (or group of related written arrangements) for the purchase or sale of supplies, products, or other personal property or for the furnishing or receipt of services which either calls for performance over a period of more than one year or involves more than the sum of $1,000;

            (iii) any written arrangement concerning a partnership or joint venture;

            (iv) any written arrangement (or group of related written arrangements) under which it has created, incurred, assumed, or guaranteed (or may create, incur, assume, or guarantee) indebtedness (including capitalized lease obligations) involving more than $1,000 or under which Sellers are imposed (or may impose) a Security Interest on any of Sellers' assets, tangible or intangible;

            (v) any written arrangement concerning confidentiality or non-competition;

            (vi) any written arrangement with any of its employees in the nature of a collective bargaining agreement, consulting agreement, compensation agreement, employment agreement, commission agreement, or severance agreement;

            (vii) any written arrangement under which the consequences of a default or termination could have an adverse effect on the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers or the Stations;

            (viii) any written arrangement concerning a guaranty by either Seller of the obligations of any other party; or

            (ix) any other written arrangement (or group of related written arrangements) either involving more than $5,000 or not entered into in the Ordinary Course of Business.

The Sellers have delivered to the Buyers a correct and complete copy of each written arrangement listed in Section 2(k) of the Disclosure Schedule (as amended to date). With respect to each written arrangement so listed which constitutes an Assumed Contract: (A) the written arrangement is legal, valid, binding, enforceable, and in full force and effect; (B) the written arrangement will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms following the Closing (if the arrangement has not expired according to its terms); (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration, under the written arrangement; and (D) no party has repudiated any provision of the written arrangement. The Sellers are not a party to any verbal contract, agreement, or other arrangement which, if reduced to written form, would be required to be listed in Section 2(k) of the Disclosure Schedule under the terms of this Section 2(k). Except for the Assumed Contracts, the Buyers shall not have any Liability or obligations for or in respect of any of the contracts set forth in Section 2(k) of the Disclosure Schedule or any other contracts or agreements of the Sellers.

      (l) Commission Licenses and Compliance with Commission Requirements.

            (i) All licenses, permits, authorizations, franchises, certificates of compliance, and consents of governmental bodies, including, without limitation, the FCC Licenses, used or useful in the operation of the Stations as they are now being operated are (A) in full force and effect,
      (B) unimpaired by any acts or omissions of the Sellers or the Sellers' employees or agents, (C) free and clear of any restrictions which might limit the full operation of the Stations, and (D) detailed in Section 2(1) of the Disclosure Schedule. With respect to the licenses, permits, authorizations, franchises, certificates of compliance and consents referenced in the preceding sentence, Section 2(1) of the Disclosure Schedule also sets forth, without limitation, the date of the last renewal, the expiration date thereof, and any conditions or contingencies related thereto. Except as set forth in Section 2(1) of the Disclosure Schedule, no condition exists or event has occurred that permits, or after notice or lapse of time, or both, would permit, the revocation or termination of any such license, permit, consent, franchise, or authorization (other than pursuant to their express expiration date) or the imposition of any material restriction or limitation upon the operation of the Stations as now conducted. Except as set forth in Section 2(1) of the Disclosure Schedule, the Sellers are not aware of any reason why the FCC licenses might not be renewed in the ordinary course or revoked.

            (ii) The Stations are each in compliance with the FCC's policy on exposure to radio frequency radiation. No renewal of any FCC License would constitute a major environmental action under the FCC's rules or policies. Access to the Stations' transmission facilities is restricted in accordance with the policies of the FCC.

            (iii) Except as set forth in Section 2(1) of the Disclosure Schedule, to the Sellers' Knowledge, the Sellers are not the subject of any FCC or other governmental investigation or any notice of violation or order, or any material complaint, objection, petition to deny, or opposition issued by or filed with the FCC or any other governmental authority in connection with the operation of or authorization for the Stations, and there are no proceedings (other than rule making proceedings of general applicability) before the FCC or any other governmental authority that could adversely affect any of the FCC Licenses or the authorizations listed in Section 2(1) of the Disclosure Schedule.

            (iv) The Sellers have filed with the FCC and all other governmental authorities having jurisdiction over the Stations all material reports, applications, documents, instruments, and other information required to be filed, and will continue to make such filings through the Closing Date.

            (v) The Sellers are not aware of any information concerning the Stations that could cause the FCC or any other regulatory authority not to issue to Licensing all regulatory certificates and approvals necessary for the consummation of the transactions contemplated hereunder or the Buyers' operation and/or ownership of the Stations. Except as set forth in Section
      (l) of the Disclosure Schedule, to the Sellers' Knowledge as of the date of this Agreement, there are no pending FCC applications which, if approved, would allow for the operation of a new radio station with a signal reaching the signal area of the Stations and there are not any plans or proposals by existing radio Stations with a signal reaching the signal area of the Stations to alter or change their format to a format similar to that of the Stations.

      (m) Insurance. Section 2(m) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Sellers are a party, a named insured, or otherwise the beneficiary of coverage:

            (i) the name, address, and telephone number of the agent;

            (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (iii) the policy number and the period of coverage;

            (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

            (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, and enforceable and in full force and effect; and (B) the policy will continue to be legal, valid, binding, and enforceable and in full force and effect on identical terms through the Closing Date.

      (n) Litigation. Section 2(n) of the Disclosure Schedule sets forth each instance in which either Seller: (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge; or (ii) is a party or, to the Knowledge of the Sellers, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the charges, complaints, actions, suits, proceedings, hearings, and investigations set forth in Section 2(n) of the Disclosure Schedule could result in any adverse change in the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers or the Stations taken as a whole. The Sellers have no reason to believe that any such charge, complaint, action, suit, proceeding, hearing, or investigation may be brought or threatened against the Sellers.

      (o) Employees. Section 2(o) of the Disclosure Schedule sets forth a listing of the names, positions, job descriptions, salary or wage rates and all other forms of compensation paid for work at the Stations of each employee of the Sellers. Section 2(o) of the Disclosure Schedule also sets forth a list of all employee handbooks and/or manuals relating to the employees of the Sellers, true and correct copies of which have been delivered to the Buyers. To the Knowledge of the Sellers, except as set forth in Section 2(o) of the Disclosure Schedule, no key employee or group of employees has any plans to terminate employment with the Sellers. The Sellers are not a party to or bound by any understanding (whether written or oral), agreement or contract with any union, labor organization, employee group or other entity or individual which affects the employment of employees of the Sellers including, but not limited to any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Sellers have no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Sellers. The Sellers have not been subject to a strike, slow down or other work stoppage during the five (5) year period immediately preceding the date hereof and, to the Sellers' Knowledge, there are no strikes, slow downs or work stoppages threatened against the Sellers. To the Sellers' Knowledge, it has not committed any unfair labor practice. There is no basis for any claim by any past or present employee of the Sellers that such employee was subject to wrongful discharge or any employment discrimination by the Sellers or the Sellers' management arising out of or relating to the employee's race, sex, age, religion, national origin, ethnicity, handicap or any other protected characteristic under applicable law. No proceedings are pending before any court, governmental agency or instrumentality or arbitrator relating to labor matters, and there is no pending investigation by any governmental agency or, to the Knowledge of the Sellers, threatened claim by any such agency or other person relating to labor or employment matters.

      (p) Employee Benefits. Section 2(p) of the Disclosure Schedule lists all Employee Benefit Plans that the Sellers maintain or to which the Sellers contribute or are required to contribute for the benefit of any current or former employee of the Sellers and true and correct copies of each such Employee Benefit Plan have been delivered to the Buyers. Each Employee Benefit Plan (and each related trust or insurance contract) complies and at all times has complied in form and in operation in all respects with the applicable requirements of ERISA and the Code. The Sellers do not have any commitment to create any additional Employee Benefit Plan or modify or change any existing Employee Benefit Plan that would affect any employee or terminated employee of the Sellers. There are no pending or, to the Knowledge of the Sellers, threatened claims under, by or on behalf of any of the Employee Benefit Plans, by any employee or beneficiary covered by any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits), nor have there been any Reportable Events or Prohibited Transactions with respect to any Employee Benefit Plan.

      (q) Environment, Health, and Safety.

            (i) With respect to the operation of the Stations and the Real Estate, the Sellers are, and at all times in the past have been, in compliance in all material respects with all Environmental Laws and all laws (including rules and regulations thereunder) of federal, state, and local governments (and all agencies thereof) concerning employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has ever been filed or commenced or, to the Sellers' Knowledge, is threatened, against the Sellers alleging any failure to comply with any such Environmental Law or laws concerning employee health and safety.

            (ii) With respect to the operation of the Stations and the Real Estate, the Sellers have no Liability (and to Sellers' Knowledge there is no Basis related to the past or present operations of the Sellers or the Sellers' predecessors for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law of any federal, state, local, or foreign government or agency thereof (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, or pollution or protection of the environment, including, without limitation, laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes ("Environmental Laws");

            (iii) The Sellers have no Liability (and to Sellers' Knowledge there is no Basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Sellers giving rise to any Liability) under the Occupational Safety and Health Act, as amended, or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof) concerning employee health and safety, or for any illness of or personal injury to any employee.

            (iv) The Sellers have obtained and at all times has been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental Laws or law of any federal, state, or local or foreign government relating to worker health and safety.

            (v) All properties and equipment used in the business of the Sellers are, and to the Sellers' Knowledge have been free of PCBs and, to the Sellers' Knowledge, free of asbestos, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

            (vi) To the Sellers' Knowledge no pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any of the Real Estate.

            (vii) To the Sellers' Knowledge, none of the Acquired Assets are required to be upgraded, modified or replaced to be in compliance with Environmental Laws.

            (viii) Section 2(q) of the Disclosure Schedule contains a copy of all environmental claims, reports, studies, compliance actions or the like of the Sellers or which are available to the Sellers with respect to any of the Real Estate or any of the Acquired Assets.

            (ix) To the Sellers' Knowledge, no above ground or underground storage tanks (other than septic tanks) have ever been located at, on or under the Real Estate.

      None of the Real Estate is contaminated by hazardous or toxic substances or waste, as defined under Environmental Laws, originating from off-site sources.

      (r) Legal Compliance.

            (i) The Sellers have complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local and foreign governments (and all agencies thereof, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced or, to the Sellers' Knowledge, is threatened, against the Sellers alleging any failure to comply with any such law or regulation, including those relating to the employment of labor, employee civil rights, and equal employment opportunities and relating to antitrust matters.

            (ii) The Sellers have filed all reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws (including rules and regulations thereunder) of federal state, local and foreign governments (and all agencies thereof). To the Sellers' Knowledge, the Sellers have possession of all records and documents it was required to retain under all applicable laws (including rules and regulations thereunder).

      (s) Advertising Contracts. Section 2(s) of the Disclosure Schedule lists all arrangements for the sale of air time or advertising on the Stations ("Advertising Contracts") in excess of $1000, and the amount to be paid to the Sellers therefor.

      (t) Brokers' Fees. Other than the fee payable to The Whittle Agency, which shall be the exclusive responsibility of Sellers, the Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

      (u) Undisclosed Commitments or Liabilities. There are no commitments, liabilities or obligations relating to any of the Stations, whether accrued, absolute, contingent or otherwise including, without limitation, guaranties by the Sellers of the liabilities of third parties, for which specific and adequate provisions have not been made on the Financial Statements except those incurred in or as a result of the Ordinary Course of Business since June 30, 1997 (none of which Ordinary Course of Business obligations have had or will have a material adverse effect on any Stations).

      (v) Disclosure. The representations and warranties contained in this
Section 2 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 2 not materially misleading.

      3. Representations and Warranties of the Buyer. Buyers represent and warrant to the Sellers that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

      (a) Organization of the Buyers. Broadcasting and Licensing are corporations duly organized, validly existing, and in good standing under the laws of Nevada.

      (b) Authorization of Transaction. The Buyers have full power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder. This Agreement and the Ancillary Agreements constitute the valid and legally binding obligation of the Buyers, enforceable against the Buyers in accordance with their respective terms and conditions.

      (c) Non-contravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Section 1(e) above), will (i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge, or other restriction of any government, governmental agency, or court to which the Buyers are subject or any provision of their articles of organization or other charter documents, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or third party consent under any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest, or other arrangement to which the Buyers are a party or by which they are bound or to which any of their assets is subject. Other than the Assignment Application described in Section 4(b), the Buyers do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement or the Ancillary Agreements (including the assignments and assumptions referred to in Section 1(e) above).

      (d) Brokers' Fees. The Buyers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

      4. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

      (a) General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement (including satisfying the closing conditions set forth in Section 5 below).

      (b) Assignment Applications. Within ten (10) business days after the execution of this Agreement, the Sellers and the Buyers shall jointly file with the FCC an application for assignment of the FCC Licenses, permits and authorizations pertaining to the Stations from the Sellers to Licensing (the "Assignment Application"). The costs of the FCC filing fees in connection with the Assignment Application shall be divided equally between the Parties. Each Party shall pay its own attorneys' fees. The Sellers and the Buyers shall thereafter prosecute the Assignment Application with all reasonable diligence and otherwise use the commercially reasonable efforts to obtain the grant of the Assignment Application as expeditiously as practicable (but neither the Sellers nor the Buyers shall have any obligation to satisfy complainants or the FCC by taking any steps which would have material adverse effect upon the Stations or upon any Affiliate or impose significant costs on such Party). If the FCC imposes any condition on either Party to the Assignment Application, such Party shall use commercially reasonable efforts to comply with such condition, provided, that neither Party shall be required hereunder to comply with any condition that would have a material adverse effect upon the Stations or any Affiliate. The Sellers and the Buyers shall jointly oppose any requests for reconsideration or judicial review of FCC approval of the Assignment Application and shall jointly request from the FCC extension of the effective period of FCC approval of the Assignment Application if the Closing shall not have occurred prior to the expiration of the original effective period of the FCC Consent. Nothing in this Section 4(b) shall be construed to limit either party's right to terminate this Agreement pursuant to Section 9 of this Agreement.

      (c) Employment Offers. Upon notice to the Sellers, and at mutually agreeable times, the Sellers will permit the Buyers to meet with its employees prior to the Closing Date. Not earlier than one (1) week prior to the Closing, the Buyers may, at their option, extend offers of employment to all or any of the Sellers' employees effective on the Closing Date. From and after the execution of this Agreement, the Sellers shall use their best efforts to assist Buyers in retaining those employees of the Stations that the Buyers wish to hire in connection with the operation of the Stations by the Buyers subsequent to the Closing, and the Sellers will not take any action to preclude or discourage any of the Sellers' employees from accepting any offer of employment extended by the Buyers.

      (d) Notices and Consents. The Sellers will give all notices to third parties and shall have obtained all third party consents that the Buyers reasonably may request in connection with the matters pertaining to the Sellers disclosed or required to be disclosed in the Disclosure Schedule (including, without limitation, consents to assignment of the Leases and other Assumed Contracts). Each of the Parties will take any additional action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

      (e) Operation of Business. The Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not engage in any practice, take any action, embark on any course of inaction, or enter into any transaction of the sort described in Section 2(f) above.

      (f) Advertising Obligations. The Sellers shall satisfy the Sellers' air time obligations under the Sellers' agreements for sale of air time and advertising on the Stations for goods or services ("Barter Agreements") such that the outstanding aggregate balance owing under all Barter Agreements as of the Closing Date shall not exceed Five Thousand Dollars ($5,000.00) worth of air time without the Buyers' consent. On the Closing Date, the Sellers shall deliver to the Buyers a schedule, certified by an officer of the Sellers, reflecting the aggregate outstanding balances under all Barter Agreements in existence as of the Closing Date.

      (g) Operating Statements. The Sellers shall deliver to the Buyers, for the Buyers' informational purposes only, monthly unaudited statements of operating revenues and operating expenses of the Stations within ten (10) days after each such statement is prepared by or for the Sellers.

      (h) Contracts. The Sellers will not without the prior written consent of the Buyers amend, change, or modify any of the contracts listed on Section 2(k) of the Disclosure Schedule in any material respect. The Sellers will not without prior written consent of the Buyers enter into any new contracts respecting the Stations or their properties, except (i) contracts for the sale of time on the Stations for cash, goods or services which are entered into in the Ordinary Course of Business and comply with Sections 4(f) and 4(j) hereof, (ii) contracts entered into in the Ordinary Course of Business which are cancelable on not more than thirty-one (31) days' notice without penalty or premium, and (iii) contracts entered into in the Ordinary Course of Business each of which does not involve more than Five Thousand Dollars ($5,000) or all of which do not involve more than Ten Thousand Dollars ($10,000) in the aggregate.

      (i) Operation of Stations. The Sellers shall operate the Stations in compliance with the FCC Licenses and the rules and regulations of the FCC, and the FCC Licenses shall at all times remain in full force and effect. The Sellers shall file with the FCC all material reports, applications, documents, instruments and other information required to be filed in connection with the operation of the Stations.

      (j) Credit and Receivables. The Sellers will follow Sellers' usual and customary policies with respect to extending credit for sales of air time and advertising on the Stations and with respect to collecting accounts receivable arising from such extension of credit.

      (k) Preservation of Business. The Sellers will keep Sellers' business and properties substantially intact, including its present operations, physical facilities, working conditions, relationships with lessors, licensors, advertisers, suppliers, customers, and employees, all of the Confidential Information, call letters and trade secrets of the Stations, and the FCC Licenses.

      (l) Full Access and Consultation. The Sellers will permit representatives of the Buyers to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Stations, to all premises, properties, books, records, contracts, Tax records, and documents of or pertaining to the Sellers for the purpose of permitting the Buyers to, among other things: (a) conduct the Buyers' due diligence review, (b) review financial statements of the Sellers, (c) verify the accuracy of representations and warranties of the Sellers contained in this Agreement, and (d) prepare for the consummation of the transactions contemplated by this Agreement. The Sellers will consult with the Buyers' management with a view to informing Buyer's management as to the operations, management and business of the Stations. Without limiting the foregoing, Sellers acknowledge and agree that Sellers will provide the Buyers and their representatives with such access to the properties, books, records, documents and operations of the Sellers as contemplated herein in a manner which will permit the Buyers to fully complete their due diligence review within the twenty (20) day period referenced in Section 5(a)(ix) below.

      (m) Notice of Developments. The Sellers will give prompt written notice to the Buyers of any material development affecting the assets, Liabilities, business, financial condition, operations, results of operations, or future prospects of the Sellers or the Stations. Each Party will give prompt written notice to the other of any material development affecting the ability of the Parties to consummate the transactions contemplated by this Agreement. No disclosure by any Party pursuant to this Section 4(m), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

      (n) Exclusivity. The Sellers will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to any (A) liquidation, dissolution, or recapitalization, (B) merger or consolidation, (C) acquisition or purchase of securities or assets, or (D) similar transaction or business combination involving the Sellers; or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. The Sellers will notify the Buyers immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

      (o) Title Insurance, Surveys and Environmental Assessments. The Sellers will obtain (i) with respect to the parcel of Real Estate used as the WXJY-FM transmitter site ("WXJY Site"), a leasehold owner's policy issued by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate (including all Seller-owned improvements located thereon), insuring over the standard pre-printed exceptions and insuring leasehold title to such Real Estate in the Buyers as of the Closing subject only to the Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or their lender reasonably requests, (ii) with respect to each parcel of Owned Real Estate, an owner's policy of title insurance by a title insurer reasonably satisfactory to the Buyers, in an amount equal to the fair market value of such Real Estate (including all improvements located thereon), insuring over the standard pre-printed exceptions and insuring title to the Owned Real Estate to be vested in the Buyers as of the Closing free and clear of all liens and encumbrances except Permitted Real Estate Encumbrances, together with such endorsements for zoning, contiguity, public access and extended coverage as the Buyers or the Buyers' lender reasonably requests, and (iii) a current survey of each parcel of the WXJY Site and Owned Real Estate certified to the Buyers and the Buyers' lender, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Surveys") which shall not disclose any survey defect or encroachment from or onto any of the WXJY Site or Owned Real Estate which has not been cured or insured over prior to the Closing; and (iv) with respect to the WXJY site, a current Phase I environmental site assessment from an environmental consultant or engineer reasonably satisfactory to the Buyers which does not indicate that the Sellers and the Real Estate are not in compliance with any Environmental Law and which shall not disclose or recommend any action with respect to any condition to be remediated or investigated or any contamination on the site assessed. The Buyers and the Sellers will each pay one-half (1/2) of the costs of these title policies, Surveys and environmental assessments. The Sellers have delivered to the Buyers a Phase I Environmental Site Assessment prepared by Southeastern Environmental, Inc. and dated December 9, 1996, pertaining to both parcels of Owned Real Estate. The Sellers have taken no action and, to Sellers' Knowledge, no circumstance or event has arisen that would render that Phase I Environmental Site Assessment no longer accurate.

      (p) Control of Stations. The transactions contemplated by this Agreement shall not be consummated until after the FCC has given its consent and approval to the Assignment Application. Between the date of this Agreement and the Closing Date, the Buyers and their employees or agents shall not directly or indirectly control, supervise, or direct, or attempt to control, supervise, or direct, the operation of the Stations, and such operation shall be the sole responsibility of and in the control of the Sellers.

      (q) Risk of Loss. The risk of loss, damage, or destruction to any of the Acquired Assets shall remain with the Sellers until the Closing. In the event of any such loss, damage, or destruction, the Sellers will promptly notify the Buyers of all particulars thereof, stating the cause thereof (if known) and the extent to which the cost of restoration, replacement and repair of the Acquired Assets lost, damaged or destroyed will be reimbursed under any insurance policy with respect thereto. The Sellers will, at Sellers' expense, repair or replace such Acquired Assets to their former condition as soon as possible after loss, damage or destruction thereof and shall use the Sellers' best efforts to restore as promptly as possible transmissions as authorized in the FCC Licenses. The Closing Date shall be extended (with FCC consent, if necessary) for up to sixty (60) days to permit such repair or replacement. If repair or replacement cannot be accomplished within sixty (60) days of the date of the Sellers' notice to the Buyers, and the Buyers determine that the Sellers' failure to repair or replace, alone or in the aggregate with any other then existing factors, would have a material adverse effect on the operation of the Stations:

            (i) the Buyers may elect to terminate this Agreement; or

            (ii) the Buyers may postpone the Closing Date until such time as the property has been repaired, replaced or restored in a manner and to an extent reasonably satisfactory to the Buyers, unless the same cannot be reasonably effected within ninety (90) days of the date of the Sellers' notice to the Buyers, in which case either Party may terminate this Agreement; or

            (iii) the Buyers may choose to accept the Acquired Asset in their "then" condition, together with the Sellers' assignment to the Buyers of all rights under any insurance claims covering the loss, damage or destruction and payment over to the Buyers of any proceeds under any such insurance policies, previously received by the Sellers with respect thereto plus an amount equal to the amount of any deductible or self-insurance maintained by the Sellers on such Acquired Assets.

      In the event the Closing Date is postponed pursuant to this Section 4(q), the parties hereto will cooperate to extend the time during which this Agreement must be closed as specified in the consent of the FCC.

      5. Conditions to Obligation to Close.

      (a) Conditions to Obligation of the Buyers. The obligation of the Buyers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 2 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

            (ii) the Sellers shall have performed and complied with all of the Sellers' covenants hereunder in all respects through the Closing;

            (iii) the Sellers shall have procured all of the third party consents specified in Section 4(d) above, including but not limited to those relating to transmitter and studio leases, and all of the title insurance commitments (and endorsements), Surveys and environmental site assessments described in Section 4(o) above;

            (iv) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the parties if such transactions are consummated, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyers to own, operate, or control the Acquired Assets (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (v) the Sellers shall have delivered to the Buyers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Sections 5(a)(i) through (iv) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Sellers which shall survive the Closing;

            (vi) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vii) the relevant parties shall have entered into the Postclosing Agreement;

            (viii) the Buyers shall have received from counsel to the Sellers an opinion with respect to the matters set forth in Exhibit F attached hereto, addressed to the Buyers and the Buyers' lender and dated as of the Closing Date;

            (ix) The Buyers shall, within twenty (20) days after the date hereof, be satisfied as to the results of their examination and due diligence review referred to in Section 4(l) hereof. If, within twenty
      (20) days after the date hereof, Buyers do not deliver to sellers a written notice terminating this Agreement in regard to the contingency described in this Section 5(a)(ix), then the contingency set forth in this
      Section 5(a)(ix) shall be deemed waived by Buyers; and

            (x) all actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyers.

In the event that any of the foregoing conditions to Closing shall not have been satisfied, as of the Closing Date, the Buyers shall provide written notice to the Sellers of the specific condition(s) that have not been satisfied and the Closing shall be postponed until they are satisfied, provided, however, that if the conditions so specified are not satisfied within ten (10) days after Buyers' notice is received, Buyers may elect to (A) terminate this Agreement without liability to the Sellers, or (B) consummate the transactions contemplated herein despite such failure. If the Buyers elect to consummate the transactions described herein, not withstanding breach of any provision of this Agreement by the Sellers (including, without limitation, any breach arising as a result of the failure of the Sellers to execute and/or deliver any item described in this Section 5(a)), the Buyers may seek appropriate remedies for any and all damages, costs and expenses incurred by the Buyers by reason of such breach including, without limitation, indemnification pursuant to Section 7(b), below.

      (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by the Sellers in connection with the Closing is subject to satisfaction of the following conditions:

            (i) the representations and warranties set forth in Section 3 above shall be true and correct in all respects at and as of the Closing Date as though made on and as of the Closing Date;

            (ii) the Buyers shall have performed and complied with all of their covenants hereunder in all respects through the Closing;

            (iii) no action, suit, investigation, inquiry or other proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable judgment, order, decree, stipulation, injunction, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or impose damages or penalties upon any of the Parties if such transactions are consummated, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such judgment, order, decree, stipulation, injunction, or charge shall be in effect);

            (iv) the Buyers shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified above in Section 5(b)(i)-(iii) is satisfied in all respects and the statements contained in such certificate shall be deemed a warranty of the Buyers which shall survive the Closing;

            (v) each of the Assignment Applications shall have been approved by a Final Order of the FCC and the Buyers shall have received all governmental approvals required to transfer all other authorizations, consents, and approvals of governments and governmental agencies set forth in the Disclosure Schedule;

            (vi) the relevant parties shall have entered into the Postclosing Agreement; and

            (vii) all actions to be taken by the Buyers in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

In the event that any of the foregoing conditions to the Closing shall not have been satisfied, as of the Closing Date the Sellers shall provide written notice to the Buyers of the specific condition(s) that have not been satisfied and the Closing shall be postponed until they are satisfied, provided, however, that if the conditions so specified are not satisfied within ten (10) days after Sellers' notice is received, the Sellers may elect to (A) terminate this Agreement without liability to the Buyers, or (B) consummate the transactions contemplated herein despite such failure. If the Sellers elect to consummate the transactions described herein, not withstanding a breach of any provision of this Agreement by the Buyers (including, without limitation, any breach arising as a result of the failure of the Buyers to execute and/or deliver any item described in this Section 5(a)), the Sellers may seek appropriate remedies for any and all damages, costs and expenses incurred by the Sellers by reason of such breach including, without limitation, indemnification pursuant to Section 7(c), below.

      6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

      (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below).

      (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Stations, each of the other Parties will reasonably cooperate with the contesting or defending Party and its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below); provided, however, that such access and cooperation does not unreasonably disrupt the normal operations of the cooperating Party.

      (c) Adjustments. Operation of the Stations and the income and expenses attributable thereto up through the close of business on the day before the Closing Date shall be for the account of the Sellers and thereafter for the account of the Buyers. Such items as employee salaries, vacation, sick day and personal time accruals, and fringe benefits, power and utilities charges, insurance, real and personal property taxes, prepaid expenses, deposits, music license fees, and rents and payments pertaining to the Assumed Contracts (including any contracts for the sale of time for Cash, trade or barter so assigned) shall be prorated between the Sellers and the Buyers as of the Closing Date in accordance with the foregoing principle. In addition, all commissions payable with respect to the accounts receivable of the Sellers (whether due before or after the Closing) shall be solely for the account and responsibility of the Sellers. Contractual arrangements that do not reflect an equal rate of compensation to a Stations over the term of the agreement shall be equitably adjusted as of the Closing Date. The prorations and adjustments hereunder shall be made and paid insofar as feasible on the Closing Date, with a final settlement sixty (60) days after the Closing Date. In the event of any disputes between the Parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at such time and such disputes shall be determined by an independent accounting firm mutually acceptable to both parties and the fees and expenses of such accounting firm shall be paid one-half (1/2) by the Sellers and one-half (1/2) by the Buyer.

      (d) Collection of Accounts Receivable. At the Closing, the Sellers will turn over to the Buyers, for collection only, the accounts receivable of the Stations owing to the Sellers as of the close of business on the Closing Date. A schedule of such accounts receivable will be delivered by the Sellers to the Buyers on the Closing Date or as soon thereafter as possible. The Buyers agree to use commercially reasonable efforts in the ordinary course of business (but without responsibility to institute legal or collection proceedings) to collect such accounts receivable during the 120-day period following the Closing Date, and will remit all payments received on such accounts during each calendar month during this 120-day period on the one hundred twentieth (120th) day together with an accounting of all payments received within such period. The Buyers shall have the sole right to collect such accounts receivable during such one hundred twenty (120) day period. In the event the Buyers receive moneys during the 120-day period following the Closing Date from an advertiser who, after the Closing Date, is advertising over any of the Stations, and that advertiser was included among the accounts receivable as of the Closing Date, the Buyers shall apply said moneys to the oldest outstanding balance due on the particular account, except in the case of a "disputed" account receivable. For purposes of this Section 6(d), a "disputed" account receivable means one which the account debtor refuses to pay because he asserts that the money is not owed or the amount is incorrect. In the case of such a disputed account, the Buyers shall immediately return the account to the Sellers prior to expiration of the 120-day period following the Closing Date. If the Buyers return a disputed account to the Sellers, the Buyers shall have no further responsibility for its collection and may accept payment from the account debtor for advertising carried on any of the Stations after the Closing Date. At the end of the 120-day period following the Closing Date, the Buyers will turn back to the Sellers all of the accounts receivable of the Stations as of the

Closing Date owing to the Sellers which have not yet been collected, and the Buyers will thereafter have no further responsibility with respect to the collection of such receivables. During the 120-day period following the Closing Date, the Buyers shall afford the Sellers reasonable access to the accounts receivable "aging list." The Sellers acknowledge and agree that the Buyers are acting as the Sellers' collection agent hereunder for the sole benefit of the Sellers and that Buyers have accepted such responsibility for the accommodation of the Sellers. The Buyers shall not have any duty to inquire as to the form, manner of execution or validity of any item, document, instrument or notice deposited, received or delivered in connection with such collection efforts, nor shall the Buyers have any duty to inquire as to the identity, authority or rights of the persons who executed the same. The Sellers shall indemnify Buyers and hold them harmless from and against any judgments, expenses (including attorney's fees) costs or liabilities which the Buyers may incur or sustain as a result of or by reason of such collection efforts.

      (e) Severance Obligations. In the event an offer of employment is extended by the Buyers to and accepted by an employee of the Sellers pursuant to Section 4(c) and such subsequent employment by the Buyers is terminated within sixty
(60) days from the Closing Date, the Sellers shall be responsible for, and shall pay to such accepting employee, all severance benefits (if any, pursuant to the Sellers' practices as in effect on the Closing Date) that may be due and owing such employee by reason of his or her employment with either the Sellers or the Buyers

      (f) Consents. In the event any of the Assumed Contracts are not assignable or any consent to such assignment is not obtained on or prior to the Closing Date, and the Buyers elect to consummate the transactions contemplated herein despite such failure or inability to obtain such consent, the Sellers shall continue to use commercially reasonable efforts to obtain any such assignment or consent after the Closing Date. Until such time as such assignment or approval has been obtained, the Sellers will cooperate with Buyers in any lawful and economically feasible arrangement to provide that the Buyers shall receive the Sellers' interest in the benefits under any such Assumed Contract, including performance by the Sellers as agent, if economically feasible; provided, however, that the Buyers shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent that Buyers would have been responsible therefor if such consent or assignment had been obtained.

      7. Remedies for Breaches of this Agreement.

      (a) Survival. All of the representations and warranties of the Sellers contained in Section 2 of this Agreement (other than the representations and warranties of the Sellers contained in Sections 2(a), 2(b), 2(c), 2(d), 2(g), [2(r)] and 2(t) hereof or relating to the Sellers' title to the Acquired Assets) shall survive the Closing and continue in full force and effect for a period until ninety (90) days after the applicable statute of limitations has expired with respect to any claim by the Buyers based on a claim or action by a third party and for a period of eighteen (18) months following Closing with respect to any claim by the Buyers not based on a claim or action by a third party. All of the other representations and warranties (including the representations and warranties of the Sellers contained in Sections 2(a), 2(b), 2(c), 2(d), 2(g), [2(r)] and 2(t) hereof or relating to the Sellers' title to the Acquired Assets) and all covenants of the Buyers and the Sellers contained in this Agreement shall survive the Closing and continue in full force and effect forever thereafter.

      (b) Indemnification Provisions for the Benefit of the Buyers.

      Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, the Sellers agree to indemnify the Buyers from and against the entirety of any Adverse Consequences the Buyers may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

            (i) any misrepresentation or breach of any of the Sellers' representations or warranties, and covenants contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Sellers (so long as the Buyers make a written claim for indemnification within the applicable survival period);

            (ii) any breach or nonfulfillment of any agreement or covenant of the Sellers contained herein or in any Ancillary Agreement;

            (iii) any Liability of the Sellers which is not an Assumed Liability; and/or

            (iv) any Liability of the Buyers arising by operation of law (including under any bulk transfer law of any jurisdiction or under any common law doctrine of defacto merger or successor liability) which is not an Assumed Liability.

      (c) Indemnification Provisions for the Benefit of the Sellers. Except as described below in Section 7(e) with respect to a breach of a warranty or covenant prior to the Closing Date, Broadcasting agrees to indemnify the Sellers from and against the entirety of any Adverse Consequences the Sellers may suffer resulting from, arising out of, relating to, in the nature of, or caused by (i) any misrepresentation or breach of any of the Buyers' representations or warranties contained in this Agreement or in any Ancillary Agreement executed and/or delivered by the Buyers (so long as the Sellers make a written claim for indemnification within the applicable survival period) or (ii) any breach or nonfulfillment of any agreement or covenant of the Buyers contained herein or in any Ancillary Agreement, or (iii) any Assumed Liability.

      (d) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in federal court in South Carolina, in addition to any other remedy to which it may be entitled, at law or in equity. Each of the Parties acknowledges and agrees that not withstanding the provision in Section 7(e) with respect to the remedy of liquidated damages upon a breach of a warranty or covenant of this Agreement prior to the Closing, money damages would not be an adequate remedy for a breach of any provision of this Agreement.

      (e) Liquidated Damages. The Buyers and the Sellers acknowledge that in the event that the transactions contemplated by this Agreement are not closed because of a default by either Party, the Adverse Consequences as a result of such default may be difficult, if not impossible, to ascertain. Accordingly, in lieu of indemnification pursuant to Section 7(b) or 7(c), the non-defaulting Party shall be entitled to receive from the defaulting Party for such default the sum of Two Hundred Thirty Thousand Dollars ($230,000.00) as liquidated damages without the need for proof of damages, subject only to successfully proving in a court of competent jurisdiction that the other Party has materially breached this Agreement and that the transactions contemplated thereby have not occurred; provided however, that the Buyers shall retain the option to receive, pursuant to Section 7(d), and in lieu of receiving the liquidated damages provided in this Section 7(e), the remedy of specific performance with respect to a breach of this Agreement prior to the Closing. The Buyers and the Sellers agree to pay said sum of liquidated damages within ten (10) days of the date that the non-defaulting party obtains such a judgment, and agree that in the event this Agreement is terminated by the Sellers prior to the Closing Date as a result of a breach or default by the Buyers under this Agreement, the Sellers shall proceed against the Earnest Money as partial satisfaction of liquidated damages owed by Buyers.

      (f) Matters Involving Third Parties. If any third party shall notify any Party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall notify the Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged as a result of such failure. In the event any Indemnifying Party notifies the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably), and (iv) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all

Liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld unreasonably). In the event the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, however, and/or in the event the Indemnifying Party shall fail to defend such claim actively and in good faith, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate.

      8. Definitions.

      "Acquired Assets" means all right, title, and interest in and to all of the assets of the Sellers, other than Retained Assets, that are used or useful in the operation of the Stations, wherever located, including but not limited to all of its (a) Real Property, leaseholds and other interests of any kind therein, improvements, fixtures, and fittings thereon (such as towers and antennae), and easements, rights-of-way, and other appurtenances thereto; (b) tangible personal property (such as fixed assets, computers, data processing equipment, electrical devices, monitoring equipment, test equipment, switching, terminal and studio equipment, transmitters, transformers, receivers, broadcast facilities, furniture, furnishings, inventories of compact disks, records, tapes and other supplies), vehicles, and all assignable warranties with respect thereto; (c) Intellectual Property, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions; (d) rights under orders and agreements (including those Barter Agreements and Advertising Contracts identified on the Disclosure Schedule) now existing or entered into in the Ordinary Course of Business for the sale of advertising time on the Stations;
(e) Assumed Contracts, indentures, Security Interests, guaranties, other similar arrangements, and rights thereunder; (f) call letters of the Stations, jingles, logos, slogans, and business goodwill of the Stations; (g) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery (including rights under policies of insurance), rights of set off, and rights of recoupment; (h) Licenses and similar rights obtained from governments and governmental agencies; (i) FCC logs and records and all other books, records, ledgers, logs, files, documents, correspondence, advertiser lists, all other lists, plats, architectural plans, drawings and specifications, creative materials, advertising and promotional materials, program production materials, studies, reports, and other printed or written materials; and (j) goodwill of the Stations.

      "Adverse Consequences" means all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations, injunctions, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including all attorneys' fees and court costs.

      "Advertising Contracts" has the meaning set forth in Section 2(s), above.

      "Affiliate" means with reference to any person or entity, another person or entity controlled by, under the control of or under common control with that person or entity.

      "Assignment Application" has the meaning set forth in Section 4(b) above.

      "Assumed Contracts" means the Leases, the Barter Agreements, the Advertising Contracts and those contracts listed on Exhibit G attached hereto.

      "Assumed Liabilities" means obligations of the Sellers that accrue after the Closing Date under the Assumed Contracts either: (a) to furnish services, and other non-Cash benefits to another party after the Closing; or (b) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing. The Assumed Liabilities shall not include any Retained Liabilities.

      "Barter Agreements" has the meaning set forth in Section 2(f) above.

      "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "Buyers" has the meaning set forth in the preface above.

      "Cash" means cash and cash equivalents determined in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

      "Closing" has the meaning set forth in Section 1(d) above.

      "Closing Date" has the meaning set forth in Section 1(d) above.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Confidential Information" means any information concerning the businesses and affairs of the Sellers.

      "Disclosure Schedule" has the meaning set forth in Section 2 above.

      "Earnest Money Deposit" has the meaning set forth in Section 1(c) above.

      "Earnest Money Escrow Agreement" has the meaning set forth in Section 1(c) above.

      "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee

Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

      "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

      "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

      "Environmental Laws" has the meaning set forth in Section 2(q), above.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Escrow Agent" means The Whittle Agency, Inc.

      "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

      "FCC" means the Federal Communications Commission of the United States.

      "FCC Licenses" means the licenses, permits and other authorizations, including any temporary waiver or special temporary authorization, issued by the FCC to the Sellers in connection with the conduct of the business and operation of the Stations.

      "Final Order" means an action by the FCC as to which: (a) no request for stay by the FCC is pending, no such stay is in effect, and any deadline for filing a request for any such stay has passed; (b) no appeal, petition for rehearing or reconsideration, or application for review is pending before the FCC and the deadline for filing any such appeal, petition or application has passed; (c) the FCC has not initiated reconsideration or review on its own motion and the time in which such reconsideration or review is permitted has passed; and (d) no appeal to a court, or request for stay by a court, of the FCC's action is pending or in effect, and the deadline for filing any such appeal or request has passed.

      "Financial Statements" has the meaning set forth in Section 2(e) above.

      "GAAP" means United States generally accepted accounting principles as in effect from time to time.

      "Indemnified Party" has the meaning set forth in Section 7(d) above.

      "Indemnifying Party" has the meaning set forth in Section 7(d) above.

      "Intellectual Property" means all (a) patents, patent applications, patent disclosures, and improvements thereto, (b) trademarks, service marks, trade dress, call letters, logos, trade names, and corporate names and registrations and applications for registration thereof, (c) all programs, programming materials, copyrights and registrations and applications for registration thereof, (d) mask works and registrations and applications for registration thereof, (e) computer software, data, and documentation, (f) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, market and other research information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing, and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information), (g) other proprietary rights, and (b) copies and tangible embodiments thereof (in whatever form or medium).

      "Knowledge" means actual knowledge after reasonable investigation.

      "Leases" means those real estate leases to which Sellers are a party governing Sellers' studios and FM tower sites as described in Section 2(i) of the Disclosure Schedule.

      "Letter of Credit" has the meaning set forth in Section 1(c) above.

      "Liability" means any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "Licenses" means all FCC and other governmental licenses, franchises, approvals, certificates, authorizations and rights of the Sellers with respect to the operations of the Stations and all applications therefor, together with any renewals, extension or modifications thereof and additions thereto.

      "Multi-employer Plan" has the meaning set forth in ERISA Sec. 3(37).

      "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "Owned Real Estate" means the real property owned by the Sellers as described in Section 2(i) of the Disclosure Schedule and all buildings, fixtures, and improvements located thereon.

      "Party" has the meaning set forth in the preface above.

      "Permitted Real Estate Encumbrances" shall have the meaning set forth in
Section 2(i) above.

      "Post-Closing Agreement" means the Post-Closing Agreement with Sellers' owners in the form attached hereto as Exhibit D.

      "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

      "Purchase Price" has the meaning set forth in Section 1(c) above.

      "Real Estate" means the Owned Real Estate and the real estate, building, fixtures and improvements which are the subject of the Leases.

      "Reportable Event" has the meaning set forth in ERISA Section 4043.

      "Retained Assets" means (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of each Seller as a corporation; (ii) any of the rights of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement); (iii) accounts, notes and other receivables of the Sellers; (iv) Cash; and (v) the servicemark "Cruisin' Country" and logo using that servicemark depicted in Section 2(j) of the Disclosure Schedule.

      "Retained Liabilities" means any other obligations or Liabilities of the Sellers, including but not limited to: (a) any Liability relating to the ownership or operation of the Stations prior to the Closing; (b) any Liability of the Sellers for income, transfer, sales, use, and other Taxes arising in connection with the consummation contemplated hereby; (c) any Liability of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated hereby (except as set forth in Section 4(i) relating to Surveys, title commitments and environmental audits and
Section 4(b) with regard to the Assignment Application); or (d) any Liability or obligation of the Sellers under this Agreement (or under any side agreement between the Sellers on the one hand and the Buyers on the other hand entered into on or after the date of this Agreement).

      "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien, other than (a) liens for Taxes not yet due and payable; and (b) liens arising under worker's compensation, unemployment insurance, social security, retirement, and similar legislation.

      "Sellers" has the meaning set forth in the preface above.

      "Stations" means the radio broadcast Stations having the call letters WJXY-AM and WJXY-FM, licensed by the FCC to operate in Conway, South Carolina, and WXJY-FM, licensed by the FCC to operate in Georgetown, South Carolina.

      "Subsidiary," with respect to any person, means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) 50% or more of (a) the outstanding capital stock or other equity interest having voting power to elect a majority of the Board of Directors of such corporation or persons having a similar role as to an entity that is not a corporation, (b) the interest in the profits of such partnership or joint venture, or (c) the beneficial interest of such trust or estate are at such time directly or indirectly owned by such person or one or more of such person's Subsidiaries.

      "Surveys" has the meaning set forth in Section 4(o) above.

      "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      9. Termination.

      (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

            (i) the Buyers and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

            (ii) the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing in the event the Sellers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however, that if such breach is capable of being cured, such breach also remains uncured for twenty (20) days after notice of breach is received by the Sellers from the Buyers;

            (iii) the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing in the event the Buyers are in breach of any representation, warranty, or covenant contained in this Agreement; provided, however that if such breach is capable being cured, such breach remains uncured for twenty (20) days after notice of breach is received by the Buyers from the Sellers;

            (iv) the Buyers may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(a) hereof (unless the failure results primarily from the Buyers breaching any representation, warranty, or covenant contained in this Agreement);

            (v) the Sellers may terminate this Agreement by giving written notice to the Buyers at any time prior to the Closing if the Closing shall not have occurred on or before the 270th day following the date of this Agreement by reason of the failure of any condition precedent under
      Section 5(b) hereof (unless the failure results primarily from the Sellers' breaching any representation, warranty, or covenant contained in this Agreement); or

            (vi) the Buyers or the Sellers may terminate this Agreement if any Assignment Application is denied by Final Order.

      (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

      10. Miscellaneous.

      (a) Survival. All of the representations, warranties, and covenants of the Parties contained in this Agreement shall survive the Closing hereunder as and to the extent provided in Section 7(a) hereof and the Post-Closing Agreement with respect to Sellers' owners.

      (b) Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing Party will advise the other Party prior to making the disclosure).

      (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

      (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

      (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, provided that (i) the Buyers may assign all of its right, title and interest in, to and under this Agreement to one or more Affiliates, who shall then, subject to the terms and conditions of this Agreement, have the right to receive the Acquired Assets, assume the Assumed Liabilities, and to pay to the Sellers the Purchase Price therefor or to any successor to the Buyers in the event of any sale, merger or consolidation of the Buyers, and (ii) Buyers may assign their indemnification claims and their rights under the warranties and representations of the Sellers to the financial institution(s) providing financing to the Buyers in connection with this transaction.

      (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing and shall be considered to be given and received in all respects when hand delivered, when delivered via prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment or three (3) days after deposited in the United States mail, certified mail, postage prepaid, return receipt requested, in each case addressed to the intended recipient as set forth below:

            If to the Sellers:

            Notices Provision

            Eugene Sobel
            590 Montrose Road
            Rockville, MD 20852
            Fax: (301) 984-8712

            and

            Joseph Wolinsky
            6001 Montrose Road
            Rockville, MD 20852
            Fax: (301) 881-4874

            Copy to:

            Matthew H. McCormick, Esq.
            Reddy, Begley & McCormick
            2175 K Street, N.W., Suite 350
            Washington, DC 20037
            Fax: (202) 659-5711

            (which copy shall not constitute notice to Sellers)

            If to the Buyers:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            c/o QUAESTUS Management Corp.
            330 E. Kilbourn Avenue, Suite 250
            Milwaukee, WI 53202
            Attn: Terrence J. Leahy
            Fax: (414) 283-4505

            With a copy to:

            Cumulus Broadcasting, Inc.
            Cumulus Licensing Corp.
            875 N. Michigan Avenue
            Suite 3650
            Chicago, Illinois 60611
            Attn: Richard J. Bonick
            Fax: (312) 867-0098

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

      (i) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of South Carolina.

      (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyers and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

      (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (l) Expenses. The Buyers and the Sellers, will each bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, other than as set forth in Section 4(b) with regard to the Assignment Applications and as set forth in
Section 4(o) with respect to Surveys, title commitments and environmental audits. The Sellers will pay all income taxes. The Sellers and the Buyers will each pay one-half (1/2) of any transfer or sales taxes and other recording or similar fees necessary to vest title to each of the Acquired Assets in the Buyers.

      (m) Construction. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

      (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

      (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any federal court sitting in South Carolina in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 10(h) above. Nothing in this Section 10(o), however, shall affect the right of any Party to serve legal process in any other manner permitted by law. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

      (p) Time of Essence. With respect to the obligations of the Parties to diligently prosecute the Assignment Application and, upon fulfillment of all necessary conditions, to Close the transaction contemplated herein, time is of the essence.

                                   * * * * * *

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                    CAROLINA BROADCASTING, INC.


                                    By:
                                       --------------------------------
                                                Stan Karas
                                                Its: President


                                    By:
                                       --------------------------------
                                                Joseph Wolinsky
                                                Its: Secretary

                                    GEORGETOWN RADIO, INC.


                                    By:
                                       --------------------------------
                                                Stan Karas
                                                Its: President


                                    By:
                                       --------------------------------
                                                Joseph Wolinsky
                                                Its: Secretary

                                    CUMULUS BROADCASTING, INC.


                                    By:
                                       --------------------------------
                                                Richard Weening
                                                Its: Chairman

                                    CUMULUS LICENSING CORPORATION


                                    By:
                                       --------------------------------
                                                Richard Weening
                                                Its: Chairman

Amendment No. 1 to Asset Purchase Agreement, by and between Sellers and
      Cumulus, dated as of March 13, 1998

Time Brokerage Agreement, by and between Georgetown and Broadcasting, dated as of March 13, 1998

Escrow Agreement between Sellers and Cumulus and Gary Whittle d/b/a The
      Whittle Agency, dated as of October 29, 1998

General Assignment from Sellers to Broadcasting with respect to WJXY-AM and WJXY-FM, dated as of March 16, 1998

General Assignment from Seller to Licensing with respect to WJXY-AM and WJXY-FM, dated as of March 16, 1998

Instrument of Assumption from Broadcasting to Sellers with respect to WJXY-AM
      WJXY-FM, dated as of March 16, 1998

General Assignment for Sellers to Broadcasting with respect to WXJY-FM

General Assignment for Sellers to Licensing with respect to WXJY-FM

Instrument of Assumption from Broadcasting to Seller with respect to WXJY-FM

Post-Closing Agreement, by and among Cumulus and each of the Shareholders of Sellers

Consent to the Assignment Application by the Federal Communications Commission

Closing Compliance Certificate of Sellers dated as of March 16, 1998

Closing Compliance Certificate of Cumulus dated as of March 16, 1998

Consent to Assignment of Lease Agreement, by and among Ophelia Reed, Sellers and Broadcasting

Consent to Assignment of Lease Agreement, by and among E.C. Stavely,
      Georgetown and Broadcasting

Escrow Release Letter

Closing Statement

Opinion of Reddy Begley & McCormick

Opinion of The Thompson Law Firm, P.A.

The preceding schedules and/or exhibits have been omitted from this exhibit. The Company agrees to provide copies of such schedules and/or exhibits to the Commission upon request.


                                       43